Exhibit 99.1

COMPANY CONTACT:	INVESTOR CONTACTS:
Endologix, Inc.	Lippert/Heilshorn & Associates, Inc.
Robert Krist, CFO	Bruce Voss (bvoss@lhai.com)
(949) 595-7200	Jody Cain (jcain@lhai.com)
www.endologix.com	(310) 691-7100
ENDOLOGIX REPORTS FOURTH QUARTER RESULTS
86% Year-over-Year Growth in U.S. Product Sales
IRVINE, Calif. (February 21, 2008) – Endologix, Inc. (Nasdaq: ELGX), developer and manufacturer of the Powerlink® System endoluminal stent graft (ELG) for the minimally invasive treatment of abdominal aortic aneurysms (AAA), today announced financial results for the three months and 12 months ended December 31, 2007.
“We are reporting our 12th consecutive quarter of domestic sales growth as we continue to gain sales growth momentum,” said Paul McCormick, Endologix president and chief executive officer. “Our U.S. Powerlink System sales for the fourth quarter grew 65% over the comparable quarter last year and 16% in consecutive quarters. For the full year 2007, our total revenues increased 89% versus the prior year, and we achieved our 2007 revenue, gross margin and total expense guidance.
“Importantly, we are well-positioned for future growth and market share gains. We have assembled a well-qualified sales team based on our ability to hire industry-experienced candidates; we believe we have best-in-class clinical data to support Powerlink System use; and we are developing and introducing cutting-edge technology to further simplify our minimally invasive AAA procedure,” he added. “Our optimism for continued growth is reflected in our 2008 expectation that total product revenue will increase 44% to 59% over 2007.
“We are delighted that the Powerlink System is now approved in Japan,” Mr. McCormick continued. “We have shipped an initial stocking order to our Japanese distributor, and expect that the first Powerlink System implants in this market will be performed in the near future. Reimbursement in Japan is in place, and we will realize a transfer price to our distributor in this market similar to that from our European distributors.”
Fourth Quarter Financial Results
Product revenue for the fourth quarter of 2007 was $7.9 million, up 74% from $4.6 million in the fourth quarter of 2006, and up 20% from $6.6 million in the third quarter of 2007. Domestic product revenue was $6.7 million, compared with $4.1 million in the fourth quarter of 2006, and $5.8 million in the third quarter of 2007. International product revenue of $1.2 million for the fourth quarter of 2007 compares with $456,000 during the comparable quarter last year and $765,000 in the third quarter of 2007.
Gross profit of $5.1 million was 64% of total revenue in the fourth quarter of 2007. This compares with $2.8 million and 59%, respectively, in the fourth quarter of 2006, and $4.7 million and 66%,
11 Studebaker ● Irvine, CA 92618
949.595.7200 ● Fax: 949.457.9561
www.endologix.com

respectively, in the third quarter of 2007. Third quarter gross profit included a one-time $500,000 license payment from BioLucent Inc.
Total operating expenses were $8.9 million in the fourth quarter of 2007, compared with $7.9 million in the fourth quarter of 2006. Marketing and sales expenses increased to $5.5 million in the fourth quarter of 2007 from $4.8 million in the comparable quarter last year, reflecting the ongoing build-out and training of the domestic sales force.
Endologix reported a net loss for the fourth quarter of 2007 of $3.5 million, or $0.08 per share, which compares with a net loss of $4.9 million, or $0.11 per share, for the fourth quarter of 2006. The net loss for the fourth quarter of 2007 included $596,000, or $0.01 per share, for stock-based compensation expense, compared to $555,000, or $0.01 per share in fourth quarter of 2006.
2007 Full Year Financial Results
For the 12 months ended December 31, 2007, product revenue was $27.0 million, compared with $14.4 million for the 12 months ended December 31, 2006. For the 2007 full year, domestic product revenue increased 86% to $23.0 million from $12.4 million for the 2006 full year. Gross profit of $17.2 million was 62% of total revenue for the 12 months ended December 31, 2007. This compares with $8.3 million and 57%, respectively, for the 12 months of 2006.
Total operating expenses for the 12 months of 2007 were $33.4 million, versus $26.9 million in the comparable period in 2006. The increase in operating expenses was due primarily to the 28% growth in the size of the Company’s direct sales force, and an increase in stock-based compensation expense.
Endologix reported a net loss for the 12 months ended December 31, 2007 of $15.1 million, or $0.35 per share, compared with a net loss of $17.5 million, or $0.44 per share, for the 12 months ended December 31, 2006. The net loss for the 12 months of 2007 included $2.4 million, or $0.06 per share, for stock-based compensation expense, compared to $1.6 million, or $0.04 per share in 2006.
Total cash and marketable securities as of December 31, 2007 was $9.2 million. This compares with total cash and marketable securities as of December 31, 2006 of $20.2 million, and $9.9 million at September 30, 2007. Net cash used was $11.0 million for the 2007 full year and $638,000 in the fourth quarter of 2007.
2008 Financial Guidance
Endologix affirmed 2008 financial guidance. In 2008, the Company expects:
•	Product revenue to range from $39 million to $43 million, an increase of 44% to 59% compared with product revenue in 2007.

•	Gross margin to range from 71% to 75%, a significant increase over an approximate gross margin of 62% for 2007, reflecting the benefit of an increased utilization of ePTFE graft material produced in-house and higher volume.

•	Total operating expenses to range from $35 million to $39 million, which together with certain product costs includes estimated non-cash expenses of between $5.0 million to $5.5 million.
The Company affirmed its expectation that currently available cash combined with its revolving credit line will be sufficient to achieve sustainable positive cash flow from operations in 2008.
11 Studebaker ● Irvine, CA 92618
949.595.7200 ● Fax: 949.457.9561
www.endologix.com

Conference Call Information
Endologix management will host a conference call to discuss these topics today beginning at 5:00 p.m. Eastern time (2:00 p.m. Pacific time). To participate via telephone please call (888) 463-4487 from the U.S. or (706) 634-5615 from outside the U.S. A telephone replay will be available for two days following the completion of the call by dialing (800) 642-1687 from the U.S. or (706) 645-9291 from outside the U.S., and entering reservation number 31544558. The conference call will be broadcast live over the Internet at www.endologix.com and will be available for 14 days.
About Endologix
Endologix, Inc. develops and manufactures minimally invasive treatments for vascular diseases. Endologix’s Powerlink System is an endoluminal stent graft for treating abdominal aortic aneurysms (AAA). AAA is a weakening of the wall of the aorta, the largest artery in the body, resulting in a balloon-like enlargement. Once AAA develops, it continues to enlarge and, if left untreated, becomes increasingly susceptible to rupture. The overall patient mortality rate for ruptured AAA is approximately 75%, making it a leading cause of death in the U.S. Additional information can be found on Endologix’s Web site at www.endologix.com.
Except for historical information contained herein, this news release contains forward-looking statements, the accuracy of which are necessarily subject to risks and uncertainties, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Endologix. Many factors may cause actual results to differ materially from anticipated results, including the success of sales efforts for the Powerlink System, product research and development efforts, and other economic, business, competitive and regulatory factors. The Company undertakes no obligation to update its forward looking statements. Please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, and the Company’s other filings with the Securities and Exchange Commission, for more detailed information regarding these risks and other factors that may cause actual results to differ materially from those expressed or implied.
[Tables to follow]
11 Studebaker ● Irvine, CA 92618
949.595.7200 ● Fax: 949.457.9561
www.endologix.com

ENDOLOGIX, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended				Twelve Months Ended
	December 31,				December 31,
	2007		2006		2007		2006
Revenue:
Domestic Product Revenue		$6,742		$4,097		$23,049		$12,366

Non-US Product Revenue		1,175		456		3,968		2,056

Total Product Revenue		7,917		4,553		27,017		14,422
License Revenue		76		90		754		250

Total revenue		7,993		4,643		27,771		14,672
Cost of product revenue		2,890		1,881		10,539		6,330

Gross profit		5,103		2,762		17,232		8,342

Operating expenses:
Research, development and clinical		1,707		1,620		6,372		6,765
Marketing and sales		5,476		4,806		20,142		14,579
General and administrative		1,678		1,492		6,380		5,585
Termination of supply agreement		—		—		550		—

Total operating expenses		8,861		7,918		33,444		26,929

Loss from operations		(3,758)		(5,156)		(16,212)		(18,587)

Other income:
Interest income		106		300		664		1,019
Other income		124		5		473		25

Total other income		230		305		1,137		1,044

Net loss	$	(3,528)	$	(4,851)	$	(15,075)	$	(17,543)

Basic and diluted net loss per share		$(0.08)	$	(0.11)	$	(0.35)	$	(0.44)

Shares used in computing basic and diluted net loss per share		42,881		42,639		42,796		40,010

11 Studebaker ● Irvine, CA 92618
949.595.7200 ● Fax: 949.457.9561
www.endologix.com

ENDOLOGIX, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands except par values)
(Unaudited)

	December 31,	December 31,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$8,728	$6,271
Restricted cash equivalents	500	500
Marketable securities available-for-sale	—	12,217
Accounts receivable, net	4,527	2,763
Other receivables	234	198
Inventories	8,054	9,356
Other current assets	581	637

Total current assets	22,624	31,942
Property and equipment, net	3,771	4,516
Marketable securities available-for-sale	—	1,200
Goodwill	4,631	4,631
Intangibles, net	8,913	10,319
Other assets	104	78

Total Assets	$40,043	$52,686

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$4,259	$5,009

Current liabilities	4,259	5,009
Long term liabilities	1,109	1,172

Total liabilities	5,368	6,181

Stockholders’ equity:
Convertible preferred stock, $.001 par value; 5,000 shares authorized, no shares issued and outstanding
Common stock, $.001 par value; 60,000 shares authorized, 43,453 and 43,144 shares issued, and 42,958 and 42,649 outstanding	43	43
Additional paid-in capital	166,912	163,698
Accumulated deficit	(131,738)	(116,663)

Treasury stock, at cost, 495 shares	(661)	(661)
Accumulated other comprehensive income	119	88

Total stockholders’ equity	34,675	46,505

Total Liabilities and Stockholders’ Equity	$40,043	$52,686

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11 Studebaker ● Irvine, CA 92618
949.595.7200 ● Fax: 949.457.9561
www.endologix.com